Exhibit 99.1
Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends.
Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.
Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	3/31/05	4/30/05	5/31/05	6/30/05	7/31/05	8/31/05
Cooper Industries	8%	5-7%	6-8%	7%	6-8%	5-7%
Electrical Products	9%	7-9%	7-9%	9%	7-9%	5-7%
Tools & Hardware	1%	(2-4)%	0-2%	(1)%	0-2%	2-4%
     Observations on recent sales trends for the three months ended August 31, 2005.
Cooper Industries
Sales for the three months ended August 31, 2005 increased 5-7% compared with the same three months last year. Foreign currency translation impact on revenues has been minimal.
Electrical Products
Sales for the three months ended August 31, 2005 increased 5-7% compared with the prior year.
•	Utility spending for distribution system upgrade and protection equipment remained strong.

•	North American industrial activity continued to expand, driving growth in sales of products for industrial plants and for maintenance and refurbishment needs.

•	Commercial and residential construction markets continued to grow beyond the strong increase in the prior period, while the pace of non-residential project construction remained slow.

•	Retail channel sales growth moderated across a range of products.

•	European industrial and commercial product sales continue to grow, in part driven by export demand.
Tools and Hardware
Sales for the three months ended August 31, 2005 increased 2-4% compared with the prior year.
•	North American retail demand for hand tools remains solid.

•	Soft demand for industrial power tools and reduced demand and shipments of assembly equipment projects were partially offset by improved hand tool sales to industrial markets.
Note: Includes impacts of acquisitions and divestitures, when applicable.